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EXHIBIT 3(i).5

                           CERTIFICATE OF CORRECTION

                      (Pursuant to NRS 78.0295 and 80.007)


1.       The name of the corporation for which correction is being made:

         Global Diversified Acquisition Corp.


2. Description of the original document for which correction is being made:

         Certificate of Amendment of Articles of Incorporation (After Issuance of Stock)


3.       Filing date of the original document: 04/23/03


4. Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other formal authentication was defective:

         Article IV. The penultimate sentence of Article IV was incorrect in that the date stated therein, April 23, 2003 should have been February 13, 2001, as stated in prior filings with the Secretary of State.


5. Correction of the incorrect statement or defective execution or authentication: As corrected, Article IV should read in its entirety as follows:

         The Corporation shall have authority to issue an aggregate of One Hundred Million (100,000,000) shares of common voting equity stock of par value one mil ($0.001) per share, and no other class or classes of stock, for a total capitalization of $100,000. The Corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value. Each 100 shares of Common Stock outstanding at 9:00 a.m. on February 13, 2001 shall be deemed to be one share of Common Stock of the Corporation, par value one mil ($0.001) per share. Each 400 shares of Common Stock outstanding at 9:00 a.m. on April 24, 2003 shall be deemed to be one share of Common Stock of the Corporation, par value one mil ($0.001) per share."


6.       Signature:                    /s/ JOHN W. SHAFFER
                                       ----------------------------------------
                                       John W. Shaffer, Secretary



                                                                    July 2, 2003